SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 14, 2009

WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Director or Certain Officers: Election of Directors: Appointment to Certain Officers; Compensatory Arrangement of Certain Officers.

Westell Technologies, Inc. (the “Company”) named Brian S. Cooper as its Vice President and Chief Financial Officer. He succeeds Amy T. Forster, who has been named Chief Accounting Officer. The two appointments will become effective April 20, 2009.

Mr. Cooper, 52, served as Chief Financial Officer and Treasurer of Fellowes, Inc., a global manufacturer and marketer of office products and solutions since 2007. From 2001 to 2007, Mr. Cooper was the Senior Vice President and Treasurer of United Stationers, Inc. (NASDAQ: USTR) a national wholesaler distributor of business products.

Under the terms of Mr. Cooper’s Employment Agreement with the Company, Mr. Cooper will receive an annual base salary of $270,000 per year. Mr. Cooper’s base salary may be increased, but not decreased, without his consent.

Mr. Cooper’s fiscal year 2010 target bonus is $135,000. The bonus is based 50% on achieving revenue metrics and 50% achieving operating income metrics for the Company for fiscal 2010. Mr. Cooper would not be entitled to a payout if established target revenue and operating income metrics are not met. Actual bonus payments may range from 0% to 150% of target levels based on actual revenue or operating income results.

On the effective date of his employment, Mr. Cooper will receive incentive stock options for 250,000 shares of Class A common stock under the Company’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), one-quarter (62,500 shares) of which will vest on each anniversary of grant, so long as he remains an employee of the Company on the applicable vesting date. Mr. Cooper may also be eligible to receive additional awards of options and other benefits under the 2004 Stock Incentive Plan as determined by the Company’s Compensation Committee commencing April, 2010.

If the Company terminates Mr. Cooper’s employment without cause during the first two years of his employments concurrent with or following a change in control, or if Mr. Coopers resigns for good reason following a change in control, he will be entitled to receive (A) nine months base salary at the rate in effect at the time of termination payable in regular installments, and (B) a pro rata portion of his target bonus for the fiscal year in which the termination occurs.

Mr. Cooper is subject to a non-competition covenant during the term of his employment and for an additional one year period if, following termination of his employment with the Company, Mr. Cooper is entitled to receive severance or if the Company elects to pay him severance even if Mr. Cooper would not otherwise be entitled. Mr. Cooper is subject to a non-solicitation covenant with respect to the Company’s employees for one year following termination of his employment whether or not he is entitled to severance pay. Mr. Cooper’s agreement also contains a customary confidentiality covenant.

The foregoing description of Mr. Cooper’s agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Amy T. Forster, who has served as the Company’s Chief Financial Officer since 2007, will be assuming the responsibilities of the newly created position of Chief Accounting Officer. Ms. Forster joined Westell in 1994 and except for the period from January to June 2007, in which she served as Managing Director of Finance and Controller of Claymore Securities, Inc, has held various positions with the Company including Controller and Executive Director of Finance.

On April 15, 2009, Westell Technologies, Inc. and Westell, Inc. (collectively, “the Company”) entered into a Severance Agreement with Amy T. Forster. The agreement provides that Ms. Forster shall be entitled to severance pay and severance benefits described below if her employment with the Company is terminated without cause prior to April 15, 2012.

Severance pay consists of an amount equal to nine month’s base salary at the rate in effect for Ms. Forster as of the effective date of the termination, payable in regular installments.

Severance benefits consist of Company paid continued benefits under COBRA as it applies to the medical and dental benefits for Ms. Forster and those of her dependents who were covered dependents as of the effective date of the termination.

Ms. Forster’s agreement also contains a one year non-solicitation covenant and a customary confidentiality covenant.

The foregoing description of Ms. Forster’s agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement dated April 14, 2009 by and between Westell Technologies, Inc. and Westell, Inc. and Brian S. Cooper.
10.2	Severance Agreement dated April 15, 2009 by and between Westell Technologies, Inc. and Westell, Inc. and Amy T. Forster.
99.1	Press release dated April 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: April 17, 2009	By:	/s/ Amy T. Forster
Amy T. Forster
Senior Vice President and
Chief Financial Officer